FOR IMMEDIATE RELEASE

CONTACT:	MATTHEW JONES
CHIEF FINANCIAL OFFICER
ATLAS AMERICA, INC.
1845 WALNUT STREET, SUITE 1000
PHILADELPHIA, PA 19103
215/546-5005
215/546-5388 (facsimile)

ATLAS AMERICA, INC.
REPORTS RECORD OPERATING RESULTS
FOR FIRST FISCAL QUARTER ENDED DECEMBER 31, 2005

Philadelphia, PA - February 7, 2006, Atlas America Inc. (NASDAQ: ATLS) (“ATLS” or the “Company”) reported record net income of $11.7 million for the first fiscal quarter ended December 31, 2005 as compared to $8.9 million for the first fiscal quarter ended December 31, 2004, an increase of $2.8 million or 32%. Earnings per diluted common share was a record $0.87 for the first fiscal quarter ended December 31, 2005 as compared to earnings per diluted common share of $0.67 for the first fiscal quarter ended December 31, 2004, an increase of $0.20, or 30%. Earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”), a non-generally accepted accounting principle (“GAAP”) measure, were a record $35.1 million for the first fiscal quarter of 2006 compared with $21.5 million for the prior year first fiscal quarter, an increase of $13.6 million or 64%. The increase in net income and EBITDA between periods was principally related to growth in well drilling revenues and service fees driven by significantly higher drilling activity and increased prices received for our natural gas and natural gas liquids, partially offset by the absence in the current quarter of the $4.4 million net gain recognized in the first fiscal quarter of 2005 related to an arbitration settlement.

Excluding the net gain on the arbitration settlement, net of taxes, and solely for the purpose of comparing the first fiscal quarter of 2006 to the first fiscal quarter of 2005, the Company’s net income of $11.7 million, or $0.87 per diluted common share, would have represented an increase of $3.5 million, or 43%, compared with adjusted net income of $8.2 million, or $0.61 per diluted common share, for the first fiscal quarter of 2005. Excluding the net gain on arbitration settlement, the Company’s EBITDA of $35.1 million for the first fiscal quarter of 2006 represented an increase of 72% from Adjusted EBITDA of $20.4 million for the first fiscal quarter of 2005. A schedule is provided at the end of this release to reconcile net income to adjusted net income.

“Our record fourth quarter results demonstrate the strength of our operations and represent significant success towards our strategic objectives,” said Edward E. Cohen, Chief Executive Officer of the Company. “Our well drilling continued at a record pace with 187 wells drilled for the current quarter, a 38% increase from the prior year. Our record production margin benefited from impressive demand for our products and a 6% increase in our natural gas production volumes, to 21.5 million cubic feet per day. Both of these factors contributed to the sustained interest in our investment drilling programs, which raised $52.1 million in the first quarter of fiscal 2006. Our transmission, gathering and processing operations, which principally includes our ownership of 100% of the general partner interest and approximately 13% of the limited partner interests in Atlas Pipeline Partners, L.P. (NYSE:APL) (“Atlas Pipeline”), posted strong quarter-over-quarter results due to continued development of our midstream market position in the Mid-Continent region, including a significant contribution from our acquisition of a 75% interest in NOARK Pipeline System. We are pleased with the performance of our assets and will continue to seek opportunities to maximize shareholder value.”

Drilling & Fundraising

•
The number of wells drilled, net to both the Company’s interest and that of its sponsored drilling investment partnerships, was 187 wells for the three months ended December 31, 2005, an increase of 51 wells or 38% from the prior year comparable quarter.

•
Funds raised from the Company’s investment drilling partnerships, which are used to finance a significant portion of its well drilling, were $52.1 million in the first quarter of fiscal 2006; we expect to raise approximately $200.0 million from investment drilling partnerships in fiscal 2006.

Acreage

•
The Company had an acreage position of approximately 461,000 net acres at December 31, 2005, an increase of 5% from the net acreage position at December 31, 2004. Additionally, the Company expanded its drilling opportunities through a joint venture with Knox Energy, which has given it the opportunity to drill 300 sites on approximately 200,000 acres in the state of Tennessee through June 2007.

•	Undeveloped acreage at December 31, 2005 was approximately 254,000 net acres, an increase of 6% from the net acreage position at December 31, 2004, exclusive of the joint venture with Knox Energy.

•	The Company has identified approximately 2,400 geologically favorable sites for well drilling, of which 240 were reserved for drilling partnership funds raised prior to December 31, 2005.

Wells & Production

•	The Company had interests in approximately 6,560 gross wells at December 31, 2005, an increase of 11% from December 31, 2004, and operates 85% of these wells.

•
Natural gas production was 21.5 million cubic feet (“mmcf”) per day for the three months ended December 31, 2005, an increase of 1.2 mmcf per day or 6% from the prior year comparable period. Oil production was 431 barrels per day for the three months ended December 31, 2005.

Transmission, Gathering and Processing

•
Transmission, gathering and processing revenues, which principally include the results of Atlas Pipeline, increased to $129.5 million for the first quarter of fiscal 2006, an increase of over 196% from the first fiscal quarter of 2005.

•	Total transportation volumes were 637.9 mmcf per day for the first quarter of fiscal 2006, an increase of 525.6 mmcf per day from the comparable prior year quarter.

•
First quarter fiscal 2006 cash distributions declared by Atlas Pipeline were $14.1 million, including $5.0 million of distributions associated with the Company’s general partner and limited partner interests, a 103% increase from the comparable prior year period.

Corporate and Other

•
General and administrative expenses, including amounts reimbursed to affiliates, increased to $8.2 million for the first fiscal quarter of 2006 resulting from expenses associated with Atlas Pipeline’s expansion of its Mid-Continent operations and non-cash compensation, the growth in the Company’s drilling partnership fund raising programs, and increases in audit and Sarbanes-Oxley expenses. Prior year amounts were reduced by reimbursements from the Company’s drilling partnerships which are now included in revenue in accordance with a change in its drilling agreement.

•	Interest expense increased to $6.1 million for the first quarter of fiscal 2006 due to borrowings associated with Atlas Pipeline’s Mid-Continent acquisitions.

Other Events

•
On February 7, 2006, the Company has added to its hedge position from April 2007 through December 2008 for natural gas that it produces in the Appalachia region.  Through these instruments, the Company has hedged an additional approximate 10% of its natural gas production, based upon current volumes, at an average price of approximately $10.28 per mcf produced for the above mentioned period.  Combined with previous hedges, approximately 38% of production is hedged at an average price of approximately $9.51 per mcf from April 2007 through December 2008.

•
On February 6, 2006, the Company announced that its Board of Directors approved a three-for-two stock split to be effected in the form of a stock dividend. Shareholders of record as of February 28, 2006, will receive one additional share of common stock for each two shares of common stock they own on that date. The shares will be distributed on or about March 10, 2006. As of February 6, 2006, there were approximately 13.3 million shares of the Company’s common stock issued and outstanding. After the split, there will be approximately 20.0 million shares of the Company’s common stock outstanding. The Company expects the adjusted number of shares outstanding and adjusted per-share stock price to be reported by the Nasdaq Stock Market, effective March 10, 2006.

•
On January 12, 2006, the Company’s subsidiary, Atlas Pipeline Holdings, L.P. (“Atlas Holdings”), filed a registration statement with the Securities and Exchange Commission for an initial public offering of 3.6 million common units, representing an approximate 17% limited partner interest in it. Upon completion of this offering, Atlas Holdings will own the general partner interest, all of the incentive distribution rights and an approximate 12.8% limited partner interest in Atlas Pipeline. Atlas Holdings intends to apply to have its units listed on the New York Stock Exchange.

•
On December 20, 2005, Atlas Pipeline issued $250.0 million of 10 year, 8.125% senior unsecured notes in a private placement for net proceeds of approximately $243.1 million, after underwriting and other transaction costs. Atlas Pipeline utilized the net proceeds almost entirely to repay indebtedness under its credit facility.

Other Events (continued)

•
On November 28, 2005, Atlas Pipeline sold 2,700,000 limited partner units in a public offering for gross proceeds of $113.4 million. In addition, pursuant to an option granted to the underwriters of the offering, Atlas Pipeline sold 330,000 limited partner units on December 27, 2005 for gross proceeds of $13.9 million, or aggregate total gross proceeds of $127.3 million including the November 2005 offering. The units were issued under Atlas Pipeline’s previously filed Form S-3 shelf registration statement. The sale of the units resulted in net proceeds of approximately $121.0 million, after underwriting commissions and other transaction costs. Atlas Pipeline primarily utilized the net proceeds from the sale of the units to repay a portion of the amounts due under its credit facility.

•

On October 31, 2005, Atlas Pipeline acquired all of the outstanding equity interests in a subsidiary of OGE Energy Corp., which owns a 75% operating interest in NOARK Pipeline System, Limited Partnership (“NOARK”). NOARK’s assets include a FERC-regulated interstate pipeline and an unregulated natural gas gathering system. Total consideration of $179.8 million, including $16.8 million for working capital adjustments and other related transaction costs, was funded through borrowings under Atlas Pipeline’s amended credit facility. The remaining 25% interest in NOARK is owned by Southwestern Energy Pipeline Company (“Southwestern”), a wholly-owned subsidiary of Southwestern Energy Company (NYSE: SWN).

•

Subsequent to the end of the first quarter, the Company announced that Atlas Pipeline added to its hedge position through financial swap agreements for calendar year 2009 for natural gas liquids (“NGLs”) and condensate that it owns and generates in its Mid-Continent processing operations. For calendar year 2009, Atlas Pipeline has already hedged 27% of its current condensate production at an average price of $62.70 per barrel and 12% of its current NGL production at an average price of $0.75 per gallon.

Atlas America, Inc. (Nasdaq:ATLS) is an energy company engaged primarily in the development, production and transportation of natural gas. In the Appalachian Basin, the company develops and produces natural gas for its own account and for its investors through the offering of tax advantaged investment programs. Atlas America also owns 100% of the general partner interest and an approximate 13% limited partner interest in Atlas Pipeline Partners, L.P. (NYSE: APL). APL owns and operates more than 4,600 miles of natural gas transmission and gathering pipelines in Oklahoma, Texas, Arkansas, Pennsylvania, New York, and Ohio and gas processing facilities in Oklahoma. For more information, please visit our website at www.atlasamerica.com, or contact investor relations at pschreiber@atlasamerica.com.

Atlas Pipeline Partners, L.P. (NYSE:APL) is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern Texas and the Texas panhandle, the Partnership owns and operates approximately 2,565 miles of intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. The Partnership also operates two gas processing plants and a treating facility in Velma, Elk City and Prentiss, Oklahoma where natural gas liquids and impurities are removed. In Appalachia, it owns and operates approximately 1,500 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com  or contact pschreiber@atlaspipelinepartners.com .

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Atlas America, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company’s reports filed with the SEC, including quarterly reports on Form 10Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS AMERICA, INC.
CONSOLIDATED STATEMENTS OF INCOME AND BALANCE SHEET DATA
(in thousands, except per share data)
(unaudited)
	Three Months Ended
	December 31,
	2005	2004

REVENUES
Well drilling	$42,145	$30,558
Gas and oil production	24,086	14,659
Transmission, gathering and processing	129,460	43,782
Drilling management fee	1,576	-
Well services	2,561	2,248
Total revenues	199,828	91,247

COSTS AND EXPENSES
Well drilling	36,648	26,573
Gas and oil production and exploration	2,458	1,802
Transmission, gathering and processing	109,889	35,680
Well services	1,487	1,191
General and administrative	8,048	1,660
Compensation reimbursement - affiliate	163	213
Depreciation, depletion and amortization	10,324	5,872
Total costs and expenses	169,017	72,991

OPERATING INCOME	30,811	18,256

OTHER INCOME (EXPENSE)
Interest expense	(6,147)	(1,690)
Minority interest in Atlas Pipeline Partners, L.P.	(6,745)	(7,220)
Arbitration settlement, net	-	4,446
Other, net	691	102
	(12,201)	(4,362)

Income before income taxes	18,610	13,894
Provision for income taxes	6,886	5,002
Net income	$11,724	$8,892

Net income per common share - basic:
Net income per common share - basic.	$0.88	$0.67
Weighted average common shares outstanding	13,335	13,333

Net income per common share - diluted:
Net income per common shares - diluted	$0.87	$0.67
Weighted average common shares outstanding	13,477	13,338

	December 31,	September 30,
	2005	2005
BALANCE SHEET DATA:
Cash and cash equivalents	$55,155	$18,281
Property and equipment, net	658,347	505,967
Total assets	1,056,180	759,711
Total debt	298,781	191,727
Total stockholders’ equity	132,850	120,351

ATLAS AMERICA, INC.
FINANCIAL INFORMATION

	Three Months Ended
	December 31,
Reconciliation of net income to EBITDA and Adjusted EBITDA(1):	2005	2004
	(in thousands)
Net income	$11,724	$8,892

Plus:
Interest expense	6,147	1,690
Provision for income taxes	6,886	5,002
Depreciation, depletion and amortization	10,324	5,872
EBITDA	$35,081	$21,456

Less:
Company’s share of the net gain on arbitration settlement	−	(1,082)
Adjusted EBITDA	$35,081	$20,374

(1) EBITDA and Adjusted EBITDA are non-GAAP financial measures under the rules of the Securities and Exchange Commission ("SEC"). Management of the Company believes that EBITDA and Adjusted EBITDA provide additional information with respect to the Company's ability to meet its debt service, capital expense and working capital requirements. EBITDA is a commonly used measure by commercial banks, investment bankers, rating agencies and investors in evaluating an entity's performance relative to its peers. It is also a financial measurement that, with certain negotiated adjustments, is utilized within the Company's financial covenants under its credit facility. Adjusted EBITDA is presented solely for purposes of comparing the first fiscal quarter of 2006 to the first fiscal quarter of 2005. EBITDA and Adjusted EBITDA is not a measure of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income or cash flows from operating activities prepared in accordance with GAAP.

	Three Months Ended
	December 31,
	2005	2004
Reconciliation of net income to adjusted net income:
Net income	$11,724	$8,892
Less: Company’s share of the net gain on arbitration settlement, net of taxes	−	(692)
Adjusted net income	$11,724	$8,200

Net income per share:
Basic	$0.88	$0.61
Diluted	$0.87	$0.61
Weighted average common shares outstanding:
Basic	13,335	13,333
Diluted	13,477	13,338

ATLAS AMERICA, INC.
FINANCIAL INFORMATION

	Three Months Ended
	December 31,
	2005	2004
Production revenues (in thousands):
Gas (1)	$21,851	$12,697
Oil	$2,227	$1,942

Production volume(3):
Gas (mcf/day) (1)	21,468	20,286
Oil (bbls/day)	431	447
Total (mcfe/day)	24,054	22,968

Average sales prices(3):
Gas (per mcf)	$11.06	$6.80
Oil (per bbl)	$56.13	$47.17

Production costs (2):
As a percent of production revenues	10%	12%
Per mcf equivalent unit(3)	$1.10	$0.83

Depletion per mcfe (3)	$2.01	$1.28

(1)	Excludes sales of residual gas and sales to landowners.
(2)
Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance, gathering charges and production overhead.

(3)	“Mcf” means thousand cubic feet, “mcfe” means thousand cubic feet equivalent, and “Bbls” means barrels. Bbls are converted to mcfe using the ratio of six mcfs to one bbl.